March 22, 2017

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549-7010

Re:	Request for Acceleration of Effectiveness

Westlake Chemical Corporation

Registration Statement on Form S-4

Filed March 13, 2017

File No. 333-216662

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Westlake Chemical Corporation, on behalf of itself and the other registrants thereof (collectively, the “Registrants”), hereby requests that the effectiveness of the Registration Statement on Form S-4 (File No. 333-216662) (the “Registration Statement”) be accelerated so that the Registration Statement will become effective on March 27, 2017, at 10:00 a.m. Eastern time, or as soon thereafter as practicable.

[Signature on following page]

Very truly yours,

WESTLAKE CHEMICAL CORPORATION

By:	/s/ L. Benjamin Ederington
	Name:	L. Benjamin Ederington
	Title:	Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

GEISMAR HOLDINGS, INC.	WPT LLC
GVGP, INC.	BY WESTLAKE CHEMICAL INVESTMENTS, INC.,
WESTLAKE CHEMICAL INVESTMENTS, INC.	ITS MANAGER
WESTLAKE GEISMAR POWER COMPANY LLC	WESTLAKE PETROCHEMICALS LLC
BY WESTLAKE VINYLS COMPANY LP,	BY WESTLAKE CHEMICAL INVESTMENTS, INC.,
ITS MANAGER	ITS MANAGER
BY GVGP, INC.	WESTECH BUILDING PRODUCTS (EVANSVILLE) LLC
ITS GENERAL PARTNER	BY WESTECH BUILDING PRODUCTS, INC.,
WESTLAKE LONGVIEW CORPORATION	ITS MANAGER
WESTLAKE MANAGEMENT SERVICES, INC.	NORTH AMERICAN SPECIALTY PRODUCTS LLC
WESTLAKE NG I CORPORATION	BY NORTH AMERICAN PIPE CORPORATION,
WESTLAKE OLEFINS CORPORATION	ITS MANAGER
WESTLAKE PIPELINE INVESTMENTS LLC	LAGOON LLC
BY WESTLAKE CHEMICAL INVESTMENTS, INC.,	BY WESTLAKE CHEMICAL CORPORATION,
ITS MANAGER	ITS MANAGER
WESTLAKE POLYMERS LLC	AXIALL CORPORATION
BY WESTLAKE CHEMICAL INVESTMENTS, INC.,	AXIALL HOLDCO, INC.
ITS MANAGER	AXIALL NOTECO, INC.
WESTLAKE PVC CORPORATION	AXIALL OHIO, INC.
WESTLAKE RESOURCES CORPORATION	AXIALL, LLC
WESTLAKE STYRENE LLC	EAGLE HOLDCO 3 LLC
BY WESTLAKE CHEMICAL INVESTMENTS, INC.,	EAGLE NATRIUM LLC
ITS MANAGER	EAGLE PIPELINE, INC.
WESTLAKE SUPPLY AND TRADING COMPANY	EAGLE SPINCO INC.
WESTLAKE VINYL CORPORATION	EAGLE US 2 LLC
WESTLAKE VINYLS COMPANY LP	GEORGIA GULF LAKE CHARLES, LLC
BY GVGP, INC.	PHH MONOMERS, LLC
ITS GENERAL PARTNER	PLASTIC TRENDS, INC.
WESTLAKE VINYLS, INC.	ROME DELAWARE CORPORATION
ROYALS BUILDING PRODUCTS (USA) INC.
ROYAL PLASTICS GROUP (U.S.A.) LIMITED

By:	/s/ L. Benjamin Ederington
	Name:	L. Benjamin Ederington
	Title:	General Counsel, Chief Administrative Officer and Secretary

cc:	Julia Feng
Westlake Chemical Corporation

Timothy Taylor
Baker Botts L.L.P.

Signature Page to Acceleration Request